As filed with the U.S. Securities and Exchange Commission on February 6, 2026

Registration No. 333-278489
Registration No. 333-288215

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-1 REGISTRATION STATEMENT NO. 333-278489

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-1 REGISTRATION STATEMENT NO. 333-288215

FORM S-1
REGISTRATION STATEMENT
UNDER

THE SECURITIES ACT OF 1933

VENUS CONCEPT INC.
(Exact name of registrant as specified in its charter)

Delaware	3841	06-1681204
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

235 Yorkland Blvd, Suite 900
Toronto, Ontario M2J 4Y8
(877) 848-8430

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Mandarello
Chief Legal Officer & Head of Strategy & Operations
Venus Concept Inc.
235 Yorkland Blvd., Suite 900
Toronto, Ontario M2J 4Y8
(877) 848-8430

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Richard Raymer
Dorsey & Whitney LLP
66 Wellington St. W, Suite 3400
Toronto, ON M5K 1E6, Canada
416 367-7388

Approximate date of commencement of proposed sale to the public: This post-effective amendment is being filed to deregister all of the unsold securities previously registered under the Registration Statements.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE
DEREGISTRATION OF UNSOLD SECURITIES

Venus Concept Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to Form S-1 Registration Statement to deregister certain shares of its common stock, par value $0.001 per share (the “Common Stock”), registered by the Company pursuant to the following Registration Statements on Form S-1 (collectively, the “Registration Statements”):

•
Registration Statement on Form S-1 (File No. 333-278489), filed with the Securities and Exchange Commission (the “SEC”) on April 3, 2024, and declared effective on April 25,2024, pertaining to the offer and sale of 79,545 shares of Common Stock (after giving effect to the 1-for-11 reverse stock split of the Common Stock effective on March 4, 2025) issuable upon conversion of the warrants from time to time in one or more offerings by the selling securityholders named therein

•
Registration Statement on Form S-1 (No. 333-288215), filed with the SEC on June 20, 2025, as amended by Amendment No. 1 filed with the SEC on July 24, 2025, and declared effective on July 28, 2025, pertaining to the offer and sale of 899,870 shares of Common Stock issuable upon conversion of the warrants

As previously disclosed, on January 20, 2026, the Board of Directors of the Company approved a plan to voluntarily delist the Company’s common stock from the Nasdaq Capital Market, suspend its duty to file periodic reports and other information with the SEC, and terminate its registration of Common Stock under U.S. federal securities laws.

In connection with the foregoing, the Company has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statements. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Company is filing these post-effective amendments to the Registration Statements to deregister all the shares of the Common Stock registered under the Registration Statements, which remained unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of all such shares of Common Stock, and the Registrant hereby terminates the effectiveness of the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada on February 6, 2026.

VENUS CONCEPT INC.

By:	/s/ Rajiv De Silva
Name:	Rajiv De Silva
Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.